EXHIBIT 5.1

September 26, 2001


Ladies and Gentlemen:

         We have examined the Registration Statement on Form S-8 to be filed by Cylink Corporation, a California corporation (the "Company"), with the
Securities and Exchange Commission on September 26, 2001 (the "Registration Statement"), relating to the registration under the Securities Act of 1933, as amended, of 10,276,449 shares of the Company's Common Stock (the "Shares"). The Shares are reserved for issuance pursuant to the Cylink Corporation 1994
Flexible Stock Incentive Plan, the Cylink ATM Technology Center 2000 Stock Option Plan and the Cylink Corporation 2001 Non-Qualified Stock Option Plan . As counsel to the Company, we have examined the proceedings taken by the Company in connection with the registration of the Shares.

         It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement and the related Prospectus, will be legally and validly issued, fully paid and nonassessable.

         We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.


                                                     Very truly yours,

                                                     /s/ Morrison & Foerster LLP
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